Item 30. Exhibit (g) ii. a.

AUTOMATIC AND FACULTATIVE YRT REINSURANCE AGREEMENT

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

and

SWISS RE LIFE & HEALTH AMERICA INC.

Effective Date: January 1, 2023

Coverage: [   ]/ [   ]/SL18.22/[   ]/[   ]

(COLI/[   ])

TAI Codes: [   ]

Reinsurer Agreement # [   ]

Automatic and Facultative YRT Reinsurance Agreement

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Automatic and Facultative YRT Reinsurance Agreement

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Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 21: CONFIDENTIALITY	19
Section 21.1 – Confidential Information	19
ARTICLE 22: NOTICE	20
Section 22.1 – Notice	20
ARTICLE 23: EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT	20
Section 23.1 – Effective Date of Agreement	20
Section 23.2 – Duration of Agreement	20
Section 23.3 – Termination of Agreement	20
ARTICLE 24: INFORMATION SECURITY	21
Section 24.1 – Information Security	21
ARTICLE 25: ANTI-MONEY LAUNDERING	22
Section 25.1 – Anti-Money Laundering	22
ARTICLE 26: MATERIAL CHANGES	22
Section 26.1 – Material Changes	22
ARTICLE 27: THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)	23
Section 27.1 - FATCA	23
ARTICLE 29: EXECUTION	24
EXHIBIT A: Retention Limits of the Ceding Company	25
EXHIBIT B: [ ]	[ ]
EXHIBIT B.1: COLI Plans Covered and Binding Limits	[ ]
EXHIBIT C: Underwriting Guidelines	[ ]
EXHIBIT E: Reinsurance Premiums and Allowances	[ ]
EXHIBIT F: DAC Tax Schedule	[ ]
EXHIBIT G: Reporting Requirements	[ ]
EXHIBIT H: Special Net Risk Calculations	[ ]
EXHIBIT J: Information Security	[ ]
EXHIBIT K: [ ]	[ ]
ADDENDUM A: MM Adjusted RP2014	[ ]
ADDENDUM B: Reinsurer Premium Rates	[ ]
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Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 1: PREAMBLE

Section 1.1 – Parties to this Agreement

This is an automatic and facultative YRT reinsurance agreement (the “Agreement”) solely between Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts (“MassMutual”), MML Bay State Life Insurance Company of Springfield, Massachusetts (“MML Bay State”) and C.M. Life Insurance Company of Springfield, Massachusetts (“C.M. Life,” and, collectively with MassMutual and MML Bay State, the “Ceding Company”) and Swiss Re Life & Health America Inc. of Jefferson City, Missouri (the “Reinsurer”). The Ceding Company and the Reinsurer may be referred to individually as a “Party” or collectively as the “Parties”.

The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relationship between the Reinsurer and any other party, including but not limited to, the insured, owner, beneficiary, or assignee of any insurance policy of a Ceding Company.

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to each Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Exhibits. These Articles and Exhibits, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

The obligations of the Ceding Company under this Agreement shall be performed by MassMutual, MML Bay State or C.M. Life, as applicable, based on which entity issued the Policies to which such obligations relate, and such obligations shall be several and not joint in nature with respect to each such entity.

This Agreement does not cover the following unless specified elsewhere:

Any conversion of a previously issued Policy that had been reinsured with another Reinsurer.

ARTICLE 2: DEFINITIONS

Section 2.1 – Definitions

Agreement shall have the meaning set forth in Section 1.1.

Automatic Binding Limit shall have the meaning set forth in Section 2.c of Exhibit B.

Breach of Security shall have the meaning set forth in Section 24.1.

CCPA shall mean the California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100 et seq., as amended, and any rules and regulations issued thereunder.

Ceding Company shall have the meaning set forth in Section 1.1.

Claim Expenses shall have the meaning set forth in Section 11.5.

Company Information shall mean any data transferred to the Reinsurer by the Ceding Company in connection with this Agreement, including any Personal Information.

Confidential Information shall have the meaning set forth in Section 21.1.

DAC Tax Election shall have the meaning set forth in Article 16.

Effective Date shall have the meaning set forth in Section 23.1.

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Automatic and Facultative YRT Reinsurance Agreement

Errors and Omissions shall have the meaning set forth in Article 19.

Face Amount shall have the meaning set forth in the underlying Policy.

Flat Extra Allowance shall have the meaning set forth in Exhibit E.

Flat Extra Reinsurance Premium shall have the meaning set forth in Exhibit E.

Independent Arbitrator shall have the meaning set forth in Section 20.1.

Jumbo Limit shall have the meaning set forth in Section 3 of Exhibit B.

Minimum Initial Cession Amount shall have the meaning set forth in Section 4.a of Exhibit B.

OFAC shall have the meaning set forth in Section 15.5.

Party, or collectively Parties, shall have the meaning set forth in Section 1.1.

Personal Information shall have the meaning set forth in Section 24.1.

Policy shall mean [   ] for facultative reinsurance purposes, the bank owned life insurance and the corporate owned life insurance policy issued to the Policy Owner.

Policy Net Amount at Risk shall have the meaning set forth in Section 6.1.

Policy Owner shall mean the person who owns the Policy.

Reinsured Net Amount at Risk shall have the meaning set forth in Section 6.1.

Reinsurer shall have the meaning set forth in Section 1.1.

Reinsurer’s Share shall have the meaning set forth in Exhibit B.2.

Reserve Credit shall have the meaning set forth in Section 12.1.

Termination Date shall have the meaning set forth in Section 23.3.

Underwriting Guidelines are set forth in Exhibit C.

ARTICLE 3: AUTOMATIC REINSURANCE

Section 3.1 – Automatic Reinsurance

[     ]

Section 3.2 – Retained Amounts

[     ].

ARTICLE 4: FACULTATIVE REINSURANCE

Section 4.1 – Facultative Reinsurance

[     ].

The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible Policies as set forth in Exhibit B.1 – COLI Plans Covered and Binding Limits.

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Automatic and Facultative YRT Reinsurance Agreement

A facultative application shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative application and notify the Ceding Company as soon as possible in writing (via mail, fax, or e-mail) of its underwriting offers.

Facultative Binder Coverage (conditional receipt) [    ]: If the Reinsurer has facultatively accepted a case [    ], the Reinsurer will provide coverage.

ARTICLE 5: COMMENCEMENT OF LIABILITY

Section 5.1 – Automatic Reinsurance

[    ]

Section 5.2 – Facultative Reinsurance

The Reinsurer shall have no liability on a facultative submission by a Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company. The Reinsurer’s offer shall expire on the earlier of (a) the end of [     ]calendar days from the date of the Reinsurer’s offer or such date as may be specified in the Reinsurer’s approval to extend its offer and (b) the date the Reinsurer receives notice from the Ceding Company of the withdrawal of its application.

The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article 7 - Premium Accounting or Article 13 - Retention Limit Changes.

In no event shall the facultative reinsurance be inforce and binding unless (i) the insurance issued by the Ceding Company is inforce and (ii) the issuance and delivery of such insurance constituted the doing of business in a jurisdiction in which the Ceding Company was properly authorized to do business.

The amount of facultative reinsurance inforce under this Agreement shall be maintained inforce without reduction so long as the amount of insurance carried by the Ceding Company on the life remains inforce without reduction, except as provided in Article 7 - Premium Accounting or Article 13 - Retention Limit Changes.

Section 5.3 – Temporary Insurance

[     ]

ARTICLE 6: REINSURED RISK AMOUNT

Section 6.1 – Life

For the purpose of this Agreement, except as noted below, the Policy Net Amount at Risk shall be calculated as [     ]. The Reinsured Net Amount at Risk is [     ].

The Policy Net Amount at Risk may be determined [     ]Exhibit H – Special Net Risk Calculations defines special methods for calculating the Policy Net Amount at Risk in addition to the paragraph above in this Article.

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Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 7: PREMIUM ACCOUNTING

Section 7.1 – Determination of Premium

Reinsurance premiums shall be determined in accordance with Exhibit E – Reinsurance Premiums and Allowances.

Premium rates for renewals are calculated using the [   ].

If the Ceding Company’s Policy is issued with a table rated substandard premium, the premiums shown in Exhibit E – Reinsurance Premiums and Allowances will apply. If the Ceding Company’s Policy is issued with a flat extra premium, the premiums shown in Exhibit E – Reinsurance Premiums and Allowances will apply.

Section 7.2 – Payment of Premium

Reinsurance premiums shall be paid by each applicable Ceding Company annually in advance on a Policy year basis for each reinsured Policy. Such payment for Policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by [     ]as described in Exhibit E – Reinsurance Premium Rates. The [     ] are those specified in Exhibit E – Reinsurance Premium Rates. The rates in Exhibit E – Reinsurance Premium Rates, shall apply to both [     ]. On any payment date under Section 8.1, monies payable between the Reinsurer and the Ceding Company under this Agreement may be netted to determine the payment due. The Ceding Company may net claim amounts against premiums under the following circumstances:

a.	[ ]; and
b.	[ ].

Terminated risks may be reinstated by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The amounts due the Reinsurer will correlate with the amounts collectible under the Policy. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

If the Ceding Company overpays a premium and the Reinsurer accepts the overpayment, the Reinsurer’s acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment. The Ceding Company reserves the right to charge interest at the [     ]. If a reinsured Policy terminates, the Reinsurer will refund the premium. This refund will be on a prorated basis from the date of termination of the Policy to the date to which a premium has been paid.

Section 7.3 – Termination for Failure to Pay Premiums

If premiums are [     ] calendar days past due, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon [     ] calendar days prior written notice; provided however that the Ceding Company may avoid termination of this Agreement pursuant to this Section by paying all undisputed amounts that are due before the expiration of the [     ]calendar day notice period. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated premiums to the termination date. The Reinsurer’s right to terminate under this paragraph shall not be construed to limit the obligation of the Parties to comply with the errors and omissions provisions of Article 19 – Errors and Omissions.

The Reinsurer reserves the right to charge interest at the [   ]when:

a.	renewal premiums are not paid within [ ]calendar days of the due date; or
b.	premiums for New Business are not paid within [ ] calendar days of the date the Policy is issued.

Such interest shall accrue from and including the date when such premiums are overdue as specified in (a) or (b), as applicable, to but excluding the date that such premiums are actually paid.

Section 7.4 – Reinsurance Premium Rate Guarantee

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Automatic and Facultative YRT Reinsurance Agreement

The Reinsurer guarantees the premium rate for [     ]. The maximum reinsurance premiums are [     ]. However, in the event that the reinsurance premium charged to a policy under this Agreement equals or exceeds $[   ]of Reinsured Net Amount at Risk, then the Ceding Company has the option [     ].

If the Reinsurer increases reinsurance premium rates, the Ceding Company [   ]. The Reinsurer may only increase premium rates after [   ] calendar days advance written notice is provided to the Ceding Company. The Ceding Company must notify the Reinsurer [     ] within [     ] calendar days of the effective date of the rate change.

ARTICLE 8: REPORTING

Section 8.1 – Reporting and Administration

The Ceding Company shall be responsible for the administration of the reinsured Policies. The Ceding Company may, at its option, subcontract its obligations under this Agreement to any affiliate or third party administrator which the Ceding Company has decided to utilize in the administration of any of its business. The reporting period shall be [     ]. At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Exhibit G – Reporting Requirements, reporting reinsurance premiums due on each new risk and for renewals of Policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. New reinsurance shall be reported on the report next following the time that the reinsured Policy has been reported as delivered and paid for.

The statement described above shall be furnished to the Reinsurer within [     ] calendar days after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time set forth in Section 7.3, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving [     ] calendar days advance written notice to the Ceding Company. If the net amount due to the Reinsurer is not paid by the close of the [     ] day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them.

ARTICLE 9: REDUCTIONS, TERMINATIONS AND CHANGES

Section 9.1 – Reductions and Terminations

The Ceding Company shall notify the Reinsurer of all Policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded to the Ceding Company.

If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

Reinsurance shall be terminated on any Policy where the Reinsured Net Amount at Risk is less than $[     ], rounded to the nearest dollar.

The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

If the Policy continues inforce without payment of premium during any days of grace pending its termination, whether such continuance be as a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

If a portion of the insurance issued by the Ceding Company on a life reinsured hereunder is terminated, [     ].

Section 9.2 – Increases

[     ].

Section 9.3 – Risk Classification Changes

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Automatic and Facultative YRT Reinsurance Agreement

If the Policy Owner requests a change in risk classification, such as a table rating reduction or removal of a flat extra, the Ceding Company shall underwrite such change in accordance with its Underwriting Guidelines.

Risk classification changes on Policies reinsured on a facultative basis will be subject to the Reinsurer’s prior written approval.

Upon a change of risk classification, the Ceding Company shall determine the reinsurance premium for the Policy using [     ] at the revised underwriting classification. The Reinsurer shall refund unearned reinsurance premium paid by the Ceding Company upon the change of risk classification in accordance with Article 7 – Premium Accounting.

Section 9.4 – Reinstatement of Lapsed Policies

Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the Policy provisions and rules of the Ceding Company. The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated Policy.

Section 9.5 – Non-Forfeiture Benefits

If a Policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the Policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the Policy lapsing.

ARTICLE 10: CHANGES OF PLAN

Section 10.1 – Contractual or Non-Contractual Changes of Plan

Term conversions or other contractual or non-contractual replacements or any such changes in the insurance reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a conversion or an exchange.

Section 10.2 – Conversions

Not applicable to this Agreement.

Section 10.3 – Replacements or Exchanges

The term “exchange” or “replacement” shall be defined as 1) the change of a term product reinsured under this Agreement into another term product with new underwriting at the time the change occurs, or 2) the change of a permanent product reinsured under this Agreement into a permanent product with new underwriting at the time the change occurs. Exchanges or replacements (including exchanges into joint life products when one life is not underwritten) shall not be reinsured under this Agreement.

ARTICLE 11: CLAIMS

Section 11.1 – Coverage/Notice

The Reinsurer shall reimburse the Ceding Company in accordance with the terms of this Agreement for the Reinsurer’s proportionate share of benefits on Policies specified in Exhibit B – [     ]and Exhibit B.1 – COLI Plans Covered and Binding Limits. The Reinsurer will not [     ]. The Ceding Company will send to the Reinsurer copies of the proofs of claim information, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request.

Section 11.2 – Claim Payments

The Reinsurer upon receipt of the claim information shall promptly make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer whether or not the claim payment is made under the strict Policy conditions or compromised for a lesser amount. The payment to the Ceding Company will include interest as

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Automatic and Facultative YRT Reinsurance Agreement

described in Section 11.7 of this Article. The Reinsurer shall make settlement in a lump sum regardless of the method of settlement under the policy.

Section 11.3 – Proofs

The Ceding Company shall furnish the Reinsurer with copies of the proofs of claims on all Policies with face amounts greater than $[     ]and any other documentation that might reasonably be requested by the Reinsurer.

For incontestable claims with face amounts of $[     ] or less, the Ceding Company will not be required to submit copies of the proofs of claims. For all contestable claims and deaths occurring outside of the U.S. or Canada, however, the Ceding Company will send to the Reinsurer a copy of all non-privileged documents in connection with the claim including the underwriting file and any investigative reports available.

[     ]

The Reinsurer reserves the right to request documentation for any claim when reasonably deemed appropriate, [     ].

Section 11.4 – Contestable Claims

The Ceding Company and the Reinsurer will be bound by the applicable suicide and contestable period and limitations in accordance with state law or the Policy form, whichever governs. If a claim is contestable, the Ceding Company shall send to the Reinsurer the contested claims documentation as required in this Agreement [     ], by any of the following means: secure email, express mail, or any other means agreed upon by both Parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer in accordance with a “list of claims personnel”1 that is provided by the Reinsurer. The Reinsurer has complete responsibility for the Reinsurer’s review of each claim and must communicate its decision whether to contest or pay the claim in writing (email is acceptable) to the Ceding Company within [     ] business days from the day in which the Reinsurer received the final documentation. If the Reinsurer does not communicate its decision in writing (email is acceptable) to the Ceding Company regarding whether to contest or pay the claim during the stated time period, the Ceding Company shall proceed to settle, contest or deny the claim without requiring further input from the Reinsurer. The final determination on the claim will be made exclusively by the Ceding Company and shall be binding on the Reinsurer and any other reinsurers affected by the claim.

If the Ceding Company returns premiums to the Policy Owner or beneficiary as a result of a Policy being rescinded, the Reinsurer will refund net Reinsurance Premiums received on that Policy to the Ceding Company, without interest.

Alternatively, the Reinsurer may decline to be a Party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company as if there had been no contest, compromise or litigation. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. In such case, the Reinsurer shall not share in any claim expenses involved in such contest, compromise or litigation, or in any reduction in claim amount resulting therefrom.

[     ].

The Ceding Company may take into consideration any other reinsurer’s recommendations regarding the claim that was communicated to the Ceding Company within the timeframe specified, but in all cases only the Ceding Company will determine the proper action on the claim and the decision, which will be made exclusively by the Ceding Company, shall be binding on the Reinsurer and all other reinsurers affected by the claim. The Ceding Company will promptly advise the Reinsurer of significant developments in the claim investigation and in any litigation that arises in response to the denial of the claim.

Section 11.5 – Claim Expenses

1 The “list of Reinsurer claims personnel” mentioned herein can be updated by sending written notice of a new contact list to the normal Ceding Company claims contacts without a formal amendment, email is acceptable. The Reinsurer has responsibility for updating and maintaining this list. The list may contain one or two individual email addresses and/or a group email folder.

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Automatic and Facultative YRT Reinsurance Agreement

Unless it has previously released its liability, the Reinsurer shall share in the claim expenses of any contest or compromise of a claim in the same proportion that the [     ] with the Reinsurer bears to the total Policy Net Amount at Risk of the Ceding Company under all Policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. For example, litigation expenses related to the contestable claim are considered claim expenses. Routine expenses incurred in the normal settlement of uncontested claims and compensation of salaried officers and employees of the Ceding Company shall not be considered claim expenses. The Reinsurer will not be liable for any expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to Policy proceeds or benefits that the Ceding Company admits are payable.

Section 11.6 – Misstatement of Age or Gender

In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any Policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such Policy.

Section 11.7 - Interest

The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, to a court, to a state’s unclaimed property division, or if the claim proceeds go under settlement option, from the date of death to the date the supplemental account is opened. Adjustment to reinsurance premiums in such case will be made without interest.

On claims paid by the Reinsurer, in addition to the interest paid to the beneficiary on the claim, if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company (provided the Reinsurer has received satisfactory claims proof) exceeds [     ] calendar days the Ceding Company reserves the right to charge interest (at the [     ] on the date the Ceding Company pays the claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company.

Section 11.8 – Extra-contractual Obligations

In no event will the Reinsurer participate in extra-contractual damages, such as punitive or compensatory damages, awarded against the Ceding Company as the result of an act, omission or course of conduct committed by the Ceding Company in connection with the reinsurance under this Agreement except as follows. The Reinsurer is not liable for extra-contractual damages unless [     ]. In such situations, the Ceding Company and the Reinsurer will share in extra-contractual damages, the division of any such assessments would be in proportion to the total risk accepted by each party for the plan of insurance involved.

Notwithstanding anything stated herein, this Agreement will not apply to any extra-contractual damages incurred by the Ceding Company as a result of any negligence, fraud or wrong doing by any employee or officer of the Ceding Company or an agent representing the Ceding Company.

ARTICLE 12: CREDIT FOR REINSURANCE

Section 12.1 – Credit for Reinsurance

Life insurance shall be reinsured on a yearly renewable term (YRT) basis for the Reinsured Net Amount at Risk under the Policy reinsured. During the term of this Agreement the Reinsurer shall hold and maintain all licenses and authorizations and satisfy all conditions required under applicable law or otherwise take all action necessary to enable the Ceding Company to obtain full statutory reserve credit on its financial statements for the reinsurance ceded under this Agreement (“Reserve Credit”). The Reinsurer will [     ]. The Reinsurer agrees that the Ceding Company will receive full statutory reserve credit for the reinsurance ceded under this Agreement in all jurisdictions where it files statutory financial statements and is authorized to do business. The Reinsurer represents to the Ceding Company that as of the Effective Date, it is properly licensed or accredited in all jurisdictions where such licensing or accreditation is necessary for the Ceding Company to receive Reserve Credit.

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Automatic and Facultative YRT Reinsurance Agreement

Section 12.2 – Collateral

If, in any jurisdiction where the Ceding Company is authorized to do business, the Reinsurer

a.       is not authorized, admitted, approved, accredited, or

b.       has a change in its licensing, approval or accreditations, or

c.       has its authority to do business revoked by any regulatory authority;

or the Ceding Company is not permitted to take Reserve Credit on its statutory financial statement in any jurisdiction for all or a part of the reinsurance ceded to the Reinsurer, the Reinsurer shall provide the Ceding Company with “Collateral” in the form of either

1. clean, irrevocable unconditional and “evergreen” letter(s) of credit, or

2. assets in trust held under an agreement acceptable under applicable insurance laws and regulations, or

3. other form of collateral agreeable to the Ceding Company,

that will allow the Ceding Company to take Reserve Credit. No later than [     ], the Ceding Company will notify the Reinsurer of the [     ] that the Reinsurer must provide the Ceding Company in the form of the agreed-upon Collateral by the final day of the year. The Ceding Company reserves the right to provide the [     ] days before each quarter in order to receive the proper reserve credit on a quarterly basis. The Reinsurer will bear the cost of the Collateral. The Ceding Company and the Reinsurer shall cooperate in good faith in connection with any such steps taken by the Reinsurer (including in connection with preparing and negotiating any amendment to this Agreement and/or creation of a trust agreement).

If a letter of credit is provided, the letter of credit will be issued by a bank which is neither a parent, subsidiary, nor an affiliate of the Parties (hereinafter referred to as the “designated bank”) in an amount equal to the reserves ceded to the Reinsurer for which the Company would not be permitted to take Reserve Credit. The designated bank must be organized or licensed in the United States and must appear on the list of approved banks published by the Securities Valuation Office of the National Association of Insurance Commissioners.

“[     ]” is defined as the [     ].

Section 12.3 - Draw on Collateral

The Ceding Company or the Ceding Company’s successors in interest may draw upon such Collateral at any time, notwithstanding any other provisions of this Agreement, and the proceeds of any such draw shall be utilized by the Ceding Company or its successors in interest by operation of law, only for one or more of the following reasons:

To [     ] the Ceding Company for:

a.	the Reinsurer’s [ ];
b.	[ ];
c.	[ ]; and
d.	[ ] under this Agreement.

The amounts drawn under any Collateral [     ]. The designated bank [     ].

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Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 13: RETENTION LIMIT CHANGES

Section 13.1 – Retention Limit Changes

The Ceding Company may increase its limit of retention and may elect, subject to the provisions of this Article, to continue the reinsurance inforce under this Agreement without change, or to reduce all eligible reinsurance inforce under this Agreement as set forth below. The increased limit of retention shall be effective with respect to reinsurance which is placed in effect on or after the effective date of the increase subsequent to the Ceding Company providing written notice to the Reinsurer of such increase and of its election to either continue or reduce reinsurance on inforce business.

The retention limits of the Ceding Company as of the effective date of this Agreement are shown in Exhibit A – Retention Limits of the Ceding Company. If the Ceding Company changes its retention limits as shown in Exhibit A – Retention Limits of the Ceding Company, it will provide the Reinsurer with prompt written notice of the intended changes. A change to the Ceding Company’s retention limits will not affect Policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the Parties, an increase in the Ceding Company’s retention limit will not [     ].

Whenever the Ceding Company increases its maximum retention per life as set forth in Exhibit A – Retention Limits of the Ceding Company, the Ceding Company will notify the Reinsurer [     ]. If the Ceding Company has maintained its maximum retention per life for the plan and the insured’s issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows:

a.	the reduction of reinsurance on affected Policies will become effective on the Policy anniversary date immediately following the notice [ ]; however, no reduction will be made until a Policy has been in force for at least the [ ]years, for Policies where the corporate maximum dollar retention was held at issue, up to the then current increased retention; and
b.	if any Policy reinsured on the life is [ ], all Policies reinsured on the life that are eligible for recapture under the provisions of this Article must be [ ] up to the Ceding Company’s new maximum retention per life in a consistent manner, and the Ceding Company must increase its total amount of insurance on each reinsured life. The Ceding Company may not revoke its [ ] for Policies becoming eligible at future anniversaries.

If portions of a Policy reinsured under this Agreement have been reinsured with more than one Reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each Reinsurer after the reduction is proportionately the same as if the new maximum retention per life had been in effect at the time of issue.

ARTICLE 14: [     ]

Section 14.1 – [     ]

[     ]. To [     ], the Ceding Company must provide written notice to the Reinsurer at least [     ] calendar days in advance stating its [     ]. Once the election by the Ceding Company to [     ] recover any pro-rata unearned reinsurance premiums. In no case shall the Ceding Company be forced to [     ], which are [     ].

In addition, the Ceding Company, at its option, may [     ] the reinsured Policies and riders, [     ], in the following instances:

a.	[ ],
b.	[ ], or
c.	[ ].

ARTICLE 15: GENERAL PROVISIONS

Section 15.1 – Currency

All payments and reporting by the Parties shall be made in U.S. Dollars.

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Automatic and Facultative YRT Reinsurance Agreement

Section 15.2 – Premium Tax

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

Section 15.3 – Minimum Cession

The Ceding Company will not cede a Policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Minimum Initial Cession Amount.

Section 15.4 – Inspection of Records

The Reinsurer or its duly appointed representatives will have access to records of the Ceding Company, whether written or electronic, and including guest view-only access while on-site in the presence of a representative of the Ceding Company, for the purpose of inspecting and auditing those records.

The Reinsurer’s inspection and audit of records will be limited to records related to the business reinsured under this Agreement, including but not limited to, underwriting, claims and administration and will not apply:

a.	To records related to the reinsurance bidding process for this Agreement;
b.	To privileged information; or
c.	During the pendency of any related arbitration.
d.	To financial and other records related to the Agreement’s performance.

The Ceding Company or its duly appointed representatives will have access to records of the Reinsurer, whether written or electronic, and including guest view-only access while on-site in the presence of a representative of the Ceding Company, for the purpose of inspecting and auditing those records. The Ceding Company’s inspection and audit of records will be limited to records related to the administration of this Agreement and will not apply:

e.	To privileged information;
f.	During the pendency of any related arbitration;
g.	To records related to the reinsurance bidding process for this Agreement;
h.	To financial and other records related to the Agreement’s performance;
i.	To records related to any retrocession, securitization, or structured, asset-backed or asset-based financing by the Reinsurer (except that high level summary information to be used for due diligence purposes shall be made available to the Ceding Company, to the extent that the provision of such information is consistent with any applicable confidentiality obligations); or
j.	To analysis related to the Ceding Company’s business procedures and practices; or
k.	To records related to facultative cessions for which no offer was made by the Reinsurer or accepted by the Company.

Such access will be provided at the office of the Party being inspected and will be during reasonable business hours. Subject to the limitations set forth above, assuming the Party inspecting records has continued to perform its undisputed portion of its obligations under this Agreement, the Party being inspected may not withhold access to information and records on the grounds that the inspecting Party is in breach.

The right of access as specified above will survive until all of the obligations under this Agreement have terminated or been fully discharged.

Section 15.5 - OFAC Compliance

The Parties represent that they are using, and shall use commercially reasonable efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither Party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either Party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the Party who first becomes aware of the violation of the Laws shall notify the other Party, and the Parties shall cooperate in order to take all necessary corrective actions.

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Automatic and Facultative YRT Reinsurance Agreement

In the event that the Ceding Company’s payment of a claim on a Policy reinsured with the Reinsurer is prohibited by the Laws subsequent to the issuance of insurance, the proceeds payable by the Reinsurer to the Ceding Company shall be credited into an interest bearing account established by the Reinsurer and on the books of a U.S. financial institution until such time as the Ceding Company is able to secure a general or specific license to pay such proceeds from OFAC or until such disposition of the proceeds is directed by OFAC.

Section 15.6 – Governing Law

This Agreement will be governed by and construed in accordance with the laws of Massachusetts.

Section 15.7 – Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

Section 15.8 – Assignment

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Ceding Company and the Reinsurer and their respective successors in interest.

The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party. Such consent shall not be unreasonably or arbitrarily withheld. Any assignment in violation of this Agreement shall be void and shall have no force and effect.

Section 15.9 - Waivers and Amendments

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such Party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. The waiver of any Party of any breach of any provision of this Agreement or the failure of either Party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the Party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by both Parties to be bound.

Section 15.10 - Expenses

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

Section 15.11 - Experience Refunds

Reinsurance under this Agreement shall not be eligible for an experience refund.

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Automatic and Facultative YRT Reinsurance Agreement

Section 15.12 - Headings

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

Section 15.13 – Survival

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the Parties’ rights or obligations hereunder existing at the time of termination.

Section 15.14 – Setoff and Recoupment

Any undisputed mutual debts or credits, matured or unmatured, in favor of or against either MassMutual, MML Bay State or C.M. Life, on the one hand, or the Reinsurer, on the other hand, with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off and/or recouped, and only the net balance shall be allowed or paid. This Section 15.14 will not be affected, modified or reconstrued due to the insolvency, liquidation, rehabilitation, conservatorship, receivership, supervision or any similar proceeding by or against any party, and set off and recoupment hereunder shall be permitted and enforced to the maximum extent provided under applicable law.

ARTICLE 16: DAC TAX ELECTION

Section 16.1 – DAC Tax Election

The Ceding Company and the Reinsurer make an election (“DAC Tax Election”) pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Exhibit F – DAC Tax Schedule.

ARTICLE 17: GOOD FAITH

Section 17.1 – Good Faith

This Agreement is entered into in reliance on the utmost good faith of the Parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the Parties, their representatives, successors, and assigns.

Section 17.2 – Representations and Warranties

Each Party represents and warrants to the other Party that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed. Each Party will promptly notify the other if it is subsequently financially impaired.

ARTICLE 18: INSOLVENCY

Section 18.1 – Insolvency of the Ceding Company

In the event of the insolvency of the Ceding Company:

a.	all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Ceding Company under each reinsured Policy, without diminution because of the insolvency of the Ceding Company, and such payments by the Reinsurer shall be made directly to the Ceding Company or its liquidator, receiver or statutory successor.
b.	The liquidator, receiver or statutory successor of the Ceding Company shall give the Reinsurer written notice of the pendency of a claim against the insolvent Ceding Company in connection with this Agreement or a reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defenses which it deems available to the Ceding Company, its liquidator, receiver, rehabilitator or statutory successor.
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c.	Any expense thus incurred by the Reinsurer pursuant to this Section 18.1 shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

Section 18.2 – Insolvency of the Reinsurer

In the event of insolvency of the Reinsurer, the Ceding Company may, at its option, terminate reinsurance under this Agreement either in its entirety or for new business only as of the date concurrent with or subsequent to the event of insolvency. For such election to be effective, written notice must be provided to the Reinsurer by the Ceding Company and the Ceding Company may designate a termination effective date. If the Ceding Company terminates the Agreement in its entirety [     ]. Written notice of such termination and the date shall be given to the Reinsurer by the Ceding Company. For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

a.	Applies for or consents to the appointment of a receiver, rehabilitator, trustee, or liquidator of its properties or assets; or
b.	Makes an assignment for the benefit of its creditors; or
c.	Is adjudicated as bankrupt or insolvent; or
d.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or
e.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

ARTICLE 19: ERRORS AND OMISSIONS

Section 19.1 – Errors and Omissions

It is expressly understood and agreed that if an oversight, misunderstanding, or error is made in the administration of this Agreement, or there is any failure to comply with any terms of this Agreement by either the Ceding Company or the Reinsurer that it is not shown to be intentional on the part of either Party (“Errors and Omissions”), both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had no such error or oversight occurred. Should it not be possible to restore both Parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses. The Parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the Parties as evidenced by the Agreement.

The Ceding Company and Reinsurer mutually agree that all errors will be identified and corrected in an equitable manner at the earliest possible date.

ARTICLE 20: ARBITRATION

Section 20.1 – Arbitration

If the Parties cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be arbitrated. To initiate arbitration, either Party shall notify the other Party by certified mail or overnight express mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The Party to which the notice is sent shall respond to the notification in writing within [     ] calendar days of its receipt.

The customs and practices of the life insurance and reinsurance industries may be considered by the arbitrators to resolve any ambiguities in the Agreement, but only insofar as such customs and practices are consistent with the terms of this Agreement.

Any interpretation of this Agreement shall be based on business practices and equity rather than strict law.

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Disagreements between the Ceding Company and the Reinsurer shall be submitted to [     ] arbitrators who must be current or former executive officers of life insurance or life reinsurance companies (other than the parties to this Agreement or their affiliates) with at least [     ] years of relevant experience in life insurance or life reinsurance; provided, that any Independent Arbitrator (as defined below) shall not have performed services for either party or their affiliates within the previous [     ] years unless otherwise agreed upon by the parties. The Reinsurer and the Ceding Company shall each appoint [     ] arbitrator and the [     ] shall be selected by these [     ] arbitrators (the “Independent Arbitrator”), who shall be independent and impartial. In the event that either the Ceding Company or the Reinsurer should fail to choose an arbitrator within [     ] calendar days after the other has given notice of its arbitrator appointment, that Party may choose [     ] arbitrators who shall, in turn, choose the Independent Arbitrator before entering arbitration. If the [     ] arbitrators are unable to agree upon the selection of an Independent Arbitrator within [     ] calendar days following their appointment, each arbitrator shall nominate [     ] candidates selected from the ARIAS-US list of certified arbitrators within [     ] calendar days thereafter, [     ] of whom the other shall decline and the decision shall be made by drawing lots.

Issues shall be decided by a [     ] of the arbitrators and there can be no appeal from their written decision. Either Party may reduce the decision to judgment before any court of competent jurisdiction.

Except as dictated by the arbitration panel, each Party will bear the expense of its own attorneys, the arbitrator appointed by that Party, and all other expenses connected with the presentation of its own case. The two Parties will share equally in the cost of the Independent Arbitrator.

The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

The arbitration panel may, in its own discretion, award attorney’s fees, costs, expert witness fees and expenses, all as it deems appropriate to the prevailing Party. No such award or judgment will bear interest. In no event may the arbitrator(s) award punitive or exemplary damages.

ARTICLE 21: CONFIDENTIALITY

Section 21.1 – Confidential Information

Each of the Reinsurer and the Ceding Company hereby covenants and agrees, on behalf of itself and its affiliates, that it and its affiliates will not disclose, give, sell or otherwise divulge any Confidential Information (defined below), except that each Party may disclose such Confidential Information or portions thereof (a) if legally compelled to do so, (b) to the extent necessary for the performance of its obligations under this Agreement, (c) to the extent necessary for the enforcement of its rights under this Agreement, (d) as required under any applicable law or (e) as necessary for tax, audit or financial reporting purposes.

For the purposes hereof, “Confidential Information” means all information of any kind concerning the other party, any of its affiliates or any of its or their respective policy owners, insureds or their beneficiaries, obtained directly or indirectly from the other party or any of its affiliates or representatives in connection with the transactions contemplated by this Agreement, except information (i) ascertainable or obtained from public or published sources, (ii) received from a third party who is not known to the party receiving such information to be under a legal obligation to keep such information confidential, (iii) that is or becomes known to the public (other than through a breach of this Agreement or any other confidentiality or non-disclosure obligation of either party), (iv) that was in the receiving party’s possession prior to disclosure thereof to the receiving party and that was not subject to any obligation to keep such information confidential or (v) that is independently developed by the receiving party or its affiliates without the use or benefit of any information that would otherwise be Confidential Information. Confidential Information, includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Ceding Company and Company Information. Notwithstanding anything to the contrary set forth herein, the above exceptions shall not apply to Personal Information. Notwithstanding other provisions of this Agreement, the Ceding Company and Reinsurer agree that the Reinsurer may aggregate data with the data from other companies reinsured by the Reinsurer and use such data for its internal business purposes only, such as conducting experience studies and mortality analysis; provided, that such aggregated data (i) shall not include any Personal Information, (ii) shall be de-identified such that it cannot be associated in any way with the Ceding Company, except that for internal research purposes not to be used in competition with the Ceding Company, the Reinsurer may identify such data with the Ceding Company temporarily before then re-aggregating the data such that the Ceding Company’s name is not used again and (iii) shall not be used in a manner that would compete with mortality modeled services provided by the Ceding Company or its affiliates.

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ARTICLE 22: NOTICE

Section 22.1 – Notice

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) the second business day when mailed by overnight express mail, (ii) on the day of transmission if sent by email and receipt is acknowledged or verified, or (iii) on the date of service if delivered in person to the Parties at the following addresses:

If to the Ceding Company:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

Cc: General Counsel

MML Bay State Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

Cc: General Counsel

C.M. Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

Cc: General Counsel

If to the Reinsurer:

Swiss Re Life & Health America Inc.

175 King Street

Armonk, NY 10504

Attention: Reinsurance Officer

Cc: General Counsel

Either Party may change the names or addresses where notice is given by providing notice to the other Party of such change in accordance with this Article.

ARTICLE 23: EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

Section 23.1 – Effective Date of Agreement

This Agreement is effective beginning January 1, 2023 (the “Effective Date”).

Section 23.2 – Duration of Agreement

This Agreement is indefinite in duration except as otherwise provided under this Agreement.

Section 23.3 – Termination of Agreement

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This Agreement may be terminated with respect to new reinsurance by either Party giving written notice to the other at least [     ] months prior to the date such termination shall become effective, except as otherwise specified in Section 7.3, Article 10 – Changes of Plan or in this Section. If, however, notice of termination is given during the three calendar month period following the risk commencement date of this Agreement, termination for new business will become effective on the last day of that calendar quarter.

The termination shall become effective on the date specified in the written notice, but not less than [     ] months after written notice is given unless mutually agreed upon.

The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination.

Either Party may terminate this Agreement immediately for the acceptance of new reinsurance if the other Party materially breaches this Agreement or becomes insolvent.

Upon termination of the Agreement for new business, the following coverages shall continue to be available on Policies inforce hereunder on the termination date, unless otherwise agreed upon in a subsequent writing by both Parties:

a.	Exercise of riders listed in Exhibit B – [ ]and Exhibit B.1 – COLI Plans Covered and Binding Limits.
b.	All changes, including increases (underwritten or non-underwritten as allowed under the Policy) available under Article 10 – Changes of Plan.

ARTICLE 24: INFORMATION SECURITY

Section 24.1 – Information Security

The parties hereto acknowledge that the Reinsurer and its affiliates may have access to Personal Information as is otherwise necessary for purposes of the reinsurance provided under this Agreement.

To the extent that any Personal Information is provided to the Reinsurer or its affiliates in connection with this Agreement, the Reinsurer agrees to, and agrees to cause its affiliates and instruct its and their representatives and service providers to, consistent with applicable legal and regulatory requirements, maintain the security, confidentiality, and integrity of Personal Information. The Reinsurer agrees that it will not transfer Personal Information to any third party, except as provided in this Agreement or as permitted or required by applicable law. The Reinsurer will obtain agreements from any third parties or reinsurers receiving Personal Information that requires the use of reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality and integrity of Personal Information. Without limiting the foregoing, the Reinsurer shall comply with the privacy laws applicable to such Personal Information and protect the confidentiality and security of any Personal Information provided to it hereunder by:

a.	holding all Personal Information in strict confidence;
b.	maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Personal Information; and
c.	disclosing and using Personal Information received under this Agreement only for purposes of carrying out the Reinsurer’s obligations under this Agreement or as may be required by applicable law.

To the extent the Reinsurer received any Personal Information in connection with this Agreement, except as otherwise permitted under this Agreement, the Reinsurer agrees to restrict access to Personal Information to those employees who need to know that information and represents that it has appropriate measures to establish a security program with respect to Personal Information which: (i) ensures the security and confidentiality of Personal Information, (ii) protects against any anticipated threats or hazards to the security or integrity of Personal Information, and (iii) protects against any unauthorized access to or use of Personal Information including access or use that could result in substantial harm or inconvenience to any of the Ceding Company’s consumers or customers.

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The Reinsurer agrees that it shall as promptly as reasonably practicable (and in any event in accordance with applicable law) notify the Ceding Company when it becomes aware of a “Breach of Security.” In addition to such notification, no later than [     ] calendar days after detection (or later if legally acceptable but in no case more than [     ] calendar days) of such breach of security, the Reinsurer will also provide Ceding Company with a report summarizing all available information about the Breach of Security, which will include, at a minimum, the following: date, time, description, how the breach of security was detected, systems and/or data (including Personal Information) subject to unauthorized access and the other likely consequences of the Breach of Security, root cause, corrective action taken to date and any additional planned actions. The Reinsurer shall provide reasonable support and assistance to the Ceding Company in investigating or responding to any Breach of Security. For purposes of this Agreement, “Breach of Security” means any unauthorized access to, use, loss or disclosure of Personal Information or Company Information as defined in Exhibit J, whether by internal or external source, and whether such information is in electronic, paper or any other format. The initial notice shall be communicated by phone using the following contact information, and the report will be delivered via overnight delivery to the following address:

If to the Company:

Chief Compliance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-788-8411

The Reinsurer shall comply with the additional data security procedures set forth on Exhibit J.

“Personal Information” means personal data, including (a) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (b) any other personal information that (i) constitutes “Personal Information” under the CCPA, (ii) is subject to Applicable Law related to data security and privacy or (iii) can specifically identify an individual, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise, (c) any information that can be used to authenticate an individual (including, passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers) in any format whether written, electronic or otherwise, or (d) any personally identifiable medical, financial and other personal information, in each case, in any format whether written, electronic, or otherwise, about proposed, current and former applicants, policy owners, contract holders, insureds, claimants and beneficiaries of policies covered under this Agreement.

ARTICLE 25: ANTI-MONEY LAUNDERING

Section 25.1 – Anti-Money Laundering

The Reinsurer and Ceding Company have established and maintain Policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

ARTICLE 26: MATERIAL CHANGES

Section 26.1 – Material Changes

The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other’s representations and warranties as stated in Section 17.2 – Representations and Warranties. The Ceding Company will disclose all matters, which it is aware of, that are material to this Agreement. “Material” for purposes of this Article will mean information that a prudent actuary would consider as reasonably likely to significantly negatively impact the Reinsurer’s risk over time to an extent that would reasonably likely require a significant change in the terms of the Agreement. Examples of such matters could be a change in source of distribution, premium rates or underwriting. The Ceding Company’s failure to disclose a non-material matter will have no impact under this Agreement. [     ].

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The Reinsurer will have the right to accept in writing any financially Material change deemed to be Material at the time of the change as applied to a Policy before accepting any liability with respect to these Policies. The Parties will attempt to negotiate the necessary revisions to the Agreement to continue to provide reinsurance with respect to the Policies affected by the financially Material change.

ARTICLE 27: THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

Section 27.1 - FATCA

Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 – 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the Parties to enter into an agreement described in Section 1471(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either Party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

Each party to this Agreement agrees that, in the event any payment to the other party is subject to tax withholding, the payor party may deduct the withheld amount from the amount otherwise due to the payee party and shall have no obligation to gross-up the payee party for the withheld amount. If such withholding is made, the payor party shall promptly provide a receipt to the payee party of such withholding and will use commercially reasonable efforts to assist the payee in obtaining any refund permitted by law. If a party believes it is required by law to withhold any amount in respect of taxes from a payment hereunder, it shall use commercially reasonable efforts to provide prior notice to the other party of its intent to do so at least [     ] days prior to the date it believes such withholding is required by law. In that event, the parties shall use commercially reasonable efforts to cooperate to restructure the transaction in a way that preserves the economics of the transaction and eliminates or reduces the required withholding.

[SIGNATURE PAGE TO FOLLOW]

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ARTICLE 29: EXECUTION

IN WITNESS WHEREOF, the Parties hereto execute this Agreement in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	March 30, 2023
Chad Madore
Head of Reinsurance Management & Strategy

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	March 30, 2023
Chad Madore
Head of Reinsurance Management & Strategy

C.M. LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	March 30, 2023
Chad Madore
Head of Reinsurance Management & Strategy

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Rob O’Hara	Date:	March 30, 2023
Rob O’Hara
Vice President

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Stephanie Banfield	Date:	March 30, 2023
Stephanie Banfield
Vice President
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EXHIBIT A: Retention Limits of the Ceding Company

[table deleted]

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EXHIBIT B: [     ][    ]

EXHIBIT B.1: COLI Plans Covered and Binding Limits

B.1       Plan, Riders and Benefits

a)	Issuing Companies: Policies issued by the MML Bay State Life Insurance Company of Enfield, Connecticut, C.M. Life Insurance Company of Enfield, Connecticut, or Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.

b)	Type of Business: Corporate Owned Life insurance (COLI) non-experience rated business only. [ ].

c)	Plans of Insurance: COLI policies and the following riders: Supplemental Monthly Term Rider. Rider coverage not requiring evidence of insurability shall be [ ]when exercised.

d)	Eligible Policies: Policies and increases that are entered into the Ceding Company’s new business system on or after the Effective Date of this Agreement or those Policies issued as continuations of such Policies under the Agreement.

•	Strategic Life 18.22 (SL18.22)
•	[ ]

[     ]

e)	Issue Ages:

SL18.22 policies: [     ]

[     ]

EXHIBIT C: Underwriting Guidelines

[     ]

[     ]

[     ][     ][     ][     ]

[     ]

[     ]

[     ]

[     ]

EXHIBIT D: This page is purposely left blank.

EXHIBIT E: Reinsurance Premiums and Allowances

E.1	Reinsurance Premium Rates

First year premium rates are [     ]. The premium rates [     ].

E.2	Policy Fees

No Policy fees shall be paid under this Agreement.

E.3	Age Basis

Age nearest birthday

E.4	Flat Extras (not applicable to Guaranteed Issue)

Policies with permanent and temporary flat extra ratings will have reinsurance premiums that are [     ].

(1)	[ ];
(2)	[ ].

*Permanent flat extras [     ].

E.5	Table Rated Risks (not applicable to Guaranteed Issue)

For life insurance on a risk classified as substandard which is assigned a table rating, the reinsurance premium rates [     ].

Permanent ratings will drop off the Policy after the later of [     ]. If the insured’s underwriting classification changes to one of the standard classes, then the rating would no longer apply, and the rating can be terminated prior to the greater of [     ] in accordance with Section 9.3 – Risk Classification Changes.

EXHIBIT F: DAC Tax Schedule

Treasury Regulation Section 1.848-2 (g) (8) Election. The Ceding Company and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the Agreement and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “Party” shall refer to either the Ceding Company or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.	The Party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The Ceding Company shall submit a schedule to the Reinsurer by [ ] of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

6.	The Parties shall act in good faith to reach an agreement as to the correct amount of net consideration. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each Party shall report such amount in their respective tax returns for the previous calendar year.

7.	The Parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.

8.	The Ceding Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

EXHIBIT G: Reporting Requirements

The Ceding Company acknowledges that timely and correct compliance with reporting requirements of this Agreement are a material element of the Ceding Company’s responsibilities hereunder and an important basis of the Reinsurer’s ability to reinsure the risks hereunder. Consistent non-compliance with reporting requirements may constitute a material breach of the terms of this Agreement. Any breach must be declared in writing and given a [ ]cure period before being deemed material.

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured Policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be monthly. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured Policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number	Joint Life Information
Name of the Insured	Policy Face Amount
Sex	Reinsurance Amount(s) Issued
Date of Birth	Retained Amount
Issue Age	Reinsurance Net Amount at Risk
Policy Date	Death Benefit Option
Policy Year	Reinsurance Premiums
Policy Duration	Reinsurance Commission or Allowances
Transaction Type*	Policy Fee
Transaction Effective Date	Premium Taxes Reimbursed
Table Rating	Cash Values Reimbursed
Flat Extra Amount and Duration	Dividends Reimbursed
Plan Name or Code	Net Amount due the Reinsurer or the Ceding Co.
Underwriting Classification

* Transaction codes may be used to identify Policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and Policy movements or changes such as:

Not Takens	Decrease in Amount
Surrender	Cancellation of Reinsurance
Lapse	[ ]
Reinstatement	Death
Conversion	Expiration
Exchange	Other Changes
Increase in Amount

Listings shall be provided separately for new issues, renewals, terminations, and other adjustments.

Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium (magnetic tape, magnetic disk, or electronic data interchange) as shall be available to the Ceding Company. Monthly transaction data and quarterly inforce data is currently available via electronic data interchange (FTP).

Note:	The detail and summary reports and the electronic forms will be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.

[     ]

EXHIBIT H: Special Net Risk Calculations

1.	For the Ceding Company’s Universal Life type and Variable Life type plans, the net amount of risk (as appropriately calculated) shall be the [ ].

[     ]

COLI

The death benefit is:

i.	[ ].
ii.	[ ].
iii.	[ ].

Reinsurance coverage will cease upon [     ].

2.	The methods of calculating the Policy Net Amount at Risk described above [ ].

EXHIBIT J: Information Security

The Reinsurer shall develop and employ administrative, technical, and physical access control procedures, restrictions and safeguards, including the appropriate use of multi-factor authentication for remote connections, to protect its computer and communication environment, including any Company Information stored thereon, against unauthorized access, use, alteration, or destruction. “Company Information” shall mean any data transferred to the Reinsurer by the Ceding Company in connection with this Agreement (including any Personal Information). The Reinsurer agrees that Company Information shall be deemed “Confidential Information” and shall be used by the Reinsurer only in connection with the reinsurance provided under this Agreement.

Without limiting any other obligations hereunder, Reinsurer represents and warrants to the Ceding Company that it has implemented and will maintain an information security program that includes reasonable and appropriate physical, technical and administrative measures to safeguard Personal Information, including but not limited to:

a.	Written information security policies and procedures;
b.	Industry standard access controls to limit access to Personal Information and systems containing Personal Information only to those who need such access to perform its obligations under this Agreement, including requiring the use of multi-factor authentication for any remote access to Personal Information or systems with access to Personal Information;
c.	User identification and password standards, including length and configuration attributes (character composition, expiration term, no sharing of accounts, separate privileged user accounts from non-privileged user accounts, etc.);
d.	Industry accepted methods of secure encryption of Personal Information in transit over public networks and of data storage and backups of Personal Information at rest;
e.	Maintaining regular data backup and recovery systems of Personal Information and any other data or systems;
f.	Secure logging of all access and changes to Personal Information;
g.	Regular vulnerability scans and a managed patch management process to redress any identified vulnerabilities; and
h.	Maintaining and updating all systems, hardware and software for which Reinsurer is responsible in the performance of its obligations under this Agreement such that they remain under support by the applicable manufacturer or provider.

To the extent the Reinsurer receives Personal Information from the Ceding Company, and with respect to the Personal Information subject to the CCPA, Reinsurer shall not (A) sell the Personal Information received in connection with this Agreement, (B) retain, use, or disclose the Personal Information for any purpose other than for the specific purpose of carrying out transactions under this Agreement, including that it shall not retain, use, or disclose Personal Information for a commercial purpose other than for the purpose of carrying out the purposes of this Agreement, or (C) retain, use or disclose the applicable Personal Information outside of the direct business relationship between Reinsurer and the Ceding Company. By signing this Agreement, Reinsurer certifies that it understands and will comply with the restrictions and obligations under applicable law relating to Personal Information, including the restrictions and obligations in the previous sentence. Without limiting any other obligations hereunder, Reinsurer agrees to comply with any amendments to the CCPA or future regulations promulgated under the CCPA as necessary for Ceding Company to receive the benefit of the limitations on liability given to: (1) businesses that disclose information for a business purpose pursuant to a written contract, as currently established under paragraph (w)(2) of Section 1798.140 of the CCPA, and (2) businesses that disclose information to a service provider, as currently established under Subsection (h) of Section 1798.145 of the CCPA. The Reinsurer shall operate, monitor, review and continually improve a written information security management system (ISMS) in accordance with international Standard ISO/IEC 27002:2013 framework, as same may be amended, supplemented or restated. The Reinsurer shall implement, maintain, assess, monitor, and enforce compliance in all material respects with the Reinsurer’s ISMS.

The Reinsurer shall develop and employ disaster recovery and business continuity plans to ensure that the Reinsurer will continue to provide reinsurance as contemplated under this Agreement. The Reinsurer shall comply in all material respects with all applicable law and industry standards relating to privacy, the protection of personal information and data protection (including without limitation applicable security breach notification obligations).

The Reinsurer shall develop and employ administrative and technical procedures for the encryption of Company Information both in transit and at rest to the extent appropriate.

Upon reasonable advance written notice from the Ceding Company, the Reinsurer provides a personalized SOC 2 (Service Organization Control) report which confirms the adequacy and effectiveness of Reinsurer’s control environment.

The Reinsurer will (and will cause its subcontractors to) keep and maintain complete and correct books, records and documentation relating to the reinsurance provided under this Agreement.

The Reinsurer shall not transfer, store or process any Company Information in any location outside of the United States of America except as may otherwise be required for reporting to the Reinsurer’s retrocessionaires or by the Reinsurer’s group internal processes and procedures.

The Reinsurer will implement reasonable industry standard personnel and administrative controls to mitigate security risks, including but not limited to: (a) background checks on the Reinsurer’s United States employees with administrator access to the Reinsurer’s hosting platform; and (b) limiting access to the Reinsurer’s hosting platform to authorized individuals.

The Reinsurer shall not permit any subcontractor to access Company Information except for the uses otherwise provided in this Agreement, and the Reinsurer shall prohibit such subcontractors from using Company Information for any other purpose. The Reinsurer remains responsible for its subcontractors’ compliance with the obligations of the Reinsurer under this Agreement. The Reinsurer shall require any subcontractors to whom the Reinsurer transfers Company Information or permits access to the Reinsurer’s computer or communications environment, to enter into a written agreement with the Reinsurer requiring the subcontractor abide by terms no less protective than this Agreement for protection of the Company Information.

The Reinsurer shall indemnify the Ceding Company only for actual, direct damages or costs incurred by Ceding Company due to the Reinsurer’s violation of its information security obligations hereunder including (i) governmental fines and/or penalties imposed on the Ceding Company, (ii) reasonably incurred costs of remedial actions required of Ceding Company by law, and (iii) costs reasonably incurred by Ceding Company relating to required notice of data breach to affected customers of Ceding Company.

EXHIBIT K: [     ]

[     ].

ADDENDUM A: MM Adjusted RP2014

[table deleted]

ADDENDUM B: Reinsurer Premium Rates

[table deleted]